Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

407-566-1180

kevin.inda@cci-ir.com

H&E Equipment Services Reports First Quarter 2013 Results

BATON ROUGE, Louisiana — (May 2, 2013) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the first quarter ended March 31, 2013.

FIRST QUARTER 2013 HIGHLIGHTS

•	Revenues increased 22.3% to $212.4 million versus $173.7 million a year ago with revenues increasing in all segments.

•	Net income increased 20.8% to $4.8 million in the first quarter compared to net income of $4.0 million a year ago.

•	EBITDA increased 32.6% to $51.3 million from $38.7 million a year ago, yielding a margin of 24.2% compared to 22.3% of revenues a year ago.

•	Rental revenues increased 26.4%, or $15.7 million, to $75.4 million on higher rates and a larger fleet compared to a year ago.

•	New equipment sales increased to $53.3 million, reflecting a 30.1% increase from a year ago.

•	Gross margins were 30.4% as compared to 30.3% a year ago.

•	Rental gross margins increased to 44.6% in the first quarter compared to 42.4% a year ago.

•	Average time utilization (based on original equipment cost) was 67.9% compared to 69.5% a year ago. Average time utilization (based on units available for rent) was 63.6% compared to 65.8% last year.

•	Average rental rates increased 10.2% compared to a year ago and 2.1% compared to the fourth quarter of 2012.

•	Dollar utilization was 33.9% in the first quarter compared to 32.3% a year ago.

•	Average rental fleet age at March 31, 2013 was 37.6 months compared to an industry average age of 48 months.

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H&E Equipment Services Reports First Quarter 2013 Results

May 2, 2013

John Engquist, H&E Equipment Services’ chief executive officer, said, “Our business is off to a solid start in 2013 as we continued to capitalize on improving market conditions, especially the high demand for rental equipment. As a result, our first quarter performance improved significantly from a year ago, with increases in revenue, operating income and EBITDA of 22.3%, 52.5% and 32.6%, respectively. Our rental business continued to experience healthy gains, with revenues increasing 26.4% on rate gains of 10.2% compared to a year ago. The distribution side of our business also performed well, as demonstrated by strong double digit revenue growth in both new and used equipment sales.”

Engquist concluded, “We believe the construction industry is in the early stages of a multi-year expansion cycle, and our outlook for 2013 remains positive. We expect continued fleet investment during the year based on current and expected demand levels. With our increasing exposure in the industrial sector, we believe we are positioned to capture additional market share, realize economies of scale and drive operational efficiencies throughout 2013.”

FINANCIAL DISCUSSION FOR FIRST QUARTER 2013:

Revenue

Total revenues increased 22.3% to $212.4 million from $173.7 million in the first quarter of 2012. Equipment rental revenues increased 26.4% to $75.4 million compared with $59.6 million in the first quarter of 2012. New equipment sales increased 30.1% to $53.3 million from $41.0 million a year ago. Used equipment sales increased 21.2% to $32.1 million compared to $26.5 million a year ago. Parts sales increased 6.7% to $25.0 million from $23.4 million in the first quarter of 2012. Service revenues increased 9.4% to $14.6 million compared with $13.3 million a year ago.

Gross Profit

Gross profit increased 22.5% to $64.5 million from $52.7 million in the first quarter of 2012. Gross margin was 30.4% for the quarter ended March 31, 2013, as compared to 30.3% for the quarter ended March 31, 2012. On a segment basis, gross margin on rentals increased to 44.6% from 42.4% in the first quarter of 2012. On average, rental rates were 10.2% higher than rates in the first quarter of 2012. Time utilization (based on original equipment cost) was 67.9% in the first quarter of 2013 as compared to 69.5% a year ago. Time utilization (based on units available for rent) was 63.6% in the first quarter of 2013 as compared to 65.8% a year ago.

Gross margins on new equipment sales were 10.5% compared to 12.3% in the first quarter a year ago. Gross margins on used equipment sales were 29.2% compared to 29.8% a year ago. Gross margins on parts sales were 26.6% in the first quarter of 2013 and 27.6% in the first quarter of 2012. Gross margins on service revenues were 60.5% for the first quarter of 2013 compared to 61.5% in the first quarter of 2012.

Rental Fleet

At the end of the first quarter of 2013, the original acquisition cost of the Company’s rental fleet was $897.6 million, an increase of $151.9 million from $745.7 million at the end of the first quarter of 2012. Dollar utilization was 33.9% compared to 32.3% for the first quarter of 2012. Dollar returns improved reflecting higher rates as discussed above.

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H&E Equipment Services Reports First Quarter 2013 Results

May 2, 2013

Selling, General and Administrative Expenses

SG&A expenses for the first quarter of 2013 were $46.3 million compared with $40.7 million last year, a $5.6 million, or 13.7% increase. SG&A expenses in the first quarter of 2013 declined as a percentage of total revenues to 21.8% as compared to 23.4% last year. The increase in SG&A expenses is largely due to higher salaries, wages and payroll taxes stemming primarily from an increase in commission and incentive pay that resulted from higher rental and sales revenues. In addition, SG&A expenses increased due to higher health insurance costs, branch expansion and depreciation.

Income from Operations

Income from operations for the first quarter of 2013 was $18.7 million, or 8.8% of revenues, compared to $12.3 million, or 7.1% of revenues, a year ago.

Interest Expense

Interest expense for the first quarter of 2013 was $12.3 million compared with $6.9 million a year ago.

Net Income

Net income was $4.8 million, or $0.14 per diluted share, in the first quarter of 2013 compared to net income of $4.0 million, or $0.11 per diluted share, in the first quarter of 2012.

EBITDA

EBITDA for the first quarter of 2013 increased 32.6%, or $12.6 million, to $51.3 million from $38.7 million in the first quarter of 2012. EBITDA as a percentage of revenues was 24.2% compared with 22.3% in the first quarter of 2012.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of these measures and of our use of these measures. These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss first quarter results today, May 2, 2013, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-457-2638 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on May 2, 2013, and will continue to be available through May 15, 2013, by dialing 719-457-0820 and entering confirmation code 9140545.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on May 2, 2013, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 66 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on

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H&E Equipment Services Reports First Quarter 2013 Results

May 2, 2013

heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America as well as the depth and duration of the recent macroeconomic downturn related to decreases in construction and industrial activities, and the impact of conditions of the recent global credit markets and their effect on construction spending and the economy in general; (2) relationships with equipment suppliers; (3) increased maintenance and repair costs as we age our fleet, and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to effectively integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports First Quarter 2013 Results

May 2, 2013

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012
Revenues:
Equipment rentals	$75,370	$59,629
New equipment sales	53,323	40,997
Used equipment sales	32,149	26,522
Parts sales	24,952	23,378
Service revenues	14,551	13,300
Other	12,043	9,839

Total revenues	212,388	173,665

Cost of revenues:
Rental depreciation	28,132	22,814
Rental expense	13,603	11,543
New equipment sales	47,739	35,945
Used equipment sales	22,748	18,622
Parts sales	18,304	16,929
Service revenues	5,743	5,124
Other	11,639	10,037

Total cost of revenues	147,908	121,014

Gross profit	64,480	52,651
Selling, general, and administrative expenses	46,264	40,703
Gain on sales of property and equipment, net	500	323

Income from operations	18,716	12,271
Interest expense	(12,272)	(6,870)
Other income, net	507	357

Income before provision for income taxes	6,951	5,758
Provision for income taxes	2,174	1,803

Net income	$4,777	$3,955

NET INCOME PER SHARE
Basic – Net income per share	$0.14	$0.11

Basic – Weighted average number of common shares outstanding	34,976	34,806

Diluted – Net income per share	$0.14	$0.11

Diluted – Weighted average number of common shares outstanding	35,097	34,949

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H&E Equipment Services Reports First Quarter 2013 Results

May 2, 2013

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	March 31,	December 31,
	2013	2012
Cash	$2,965	$8,894
Rental equipment, net	595,262	583,349
Total assets	1,016,813	942,399
Total debt (1)	686,224	690,166
Total liabilities	962,462	893,763
Stockholders’ equity	54,351	48,636
Total liabilities and stockholders’ equity	$1,016,813	$942,399

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amounts outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended
	March 31,
	2013	2012
Net income	$4,777	$3,955
Interest expense	12,272	6,870
Provision for income taxes	2,174	1,803
Depreciation	32,067	26,036
Amortization of intangibles	—	25

EBITDA	$51,290	$38,689

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